Exhibit 99.1

For Immediate Release

Contact:

Mike Bauer	Jerry Daly or Carol McCune
Sr. Director, Finance and Investor Relations	Daly Gray Public Relations (Media)
(703) 812-7202	(703) 435-6293

MeriStar Hospitality Corporation Reports Fourth Quarter, 2004 Results

ARLINGTON, Va., February 16, 2005—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the fourth quarter and year ended December 31, 2004.

RevPAR for the company’s comparable hotels in the fourth quarter rose 5.8 percent to $64.62 and for the full year 2004 rose 6.4 percent to $69.81, based on rooms not out-of-service due to renovations and the impact of the Florida hurricanes. The improvement resulted primarily from an 8.5 percent increase in average daily rate (ADR) to $101.64 in the fourth quarter, and a 5.0 percent increase in ADR to $100.28 for the full year 2004. Occupancy, based on rooms not out-of-service, decreased 1.6 percentage points to 63.6 percent in the fourth quarter, due in part to a strategy to displace lower-rated contract business, and increased 0.9 percentage points to 69.6 percent for the full year 2004.

“The continued increase in ADR is a strong signal that the hotel industry recovery is gaining momentum,” said Paul W. Whetsell, chairman and chief executive officer. “Business travel continues to increase, supported by strong leisure demand and inbound travel particularly in gateway markets and resorts. The ability to raise room rates has a positive impact on hotel operating margins, which improved by approximately 100 basis points in the fourth quarter over the prior year.”

Whetsell noted that the company continued to upgrade its portfolio, completing approximately $45 million in renovations at its properties in the 2004 fourth quarter and $125 million for all of 2004. “We have made significant progress on our multi-year renovation program, with the vast majority of the more disruptive work in public spaces behind us. In 2005, we expect to spend $85 million on new projects at our properties in addition to completing approximately $15 million of projects under way at year end. Renovated properties already are showing the positive effects of the work we’ve done.” For example, the Crowne Plaza Chicago O’Hare, which was renovated and converted to the brand in 2004, receiving a completely new exterior, expansive landscaping, and remodeled lobby, produced a 12.7 percent RevPAR gain in the fourth quarter of 2004 versus the fourth quarter of 2003.

Results for the three months and full year ending December 31, 2004 and 2003, were as follows:

In millions, except per share data	4Q 2004	4Q 2003	Full Year 2004(b)	Full Year 2003
Net loss	$(17.7)	$(62.1)	$(96.3)	$(388.9)
Net loss per diluted share	$(0.20)	$(0.97)	$(1.19)	$(7.62)
Total revenues from continuing operations	$181.0	$180.6	$779.2	$757.6
Funds from operations (FFO)(a)	$4.9	$(39.6)	$10.4	$(297.8)
FFO per diluted share	$0.06	$(0.59)	$0.12	$(5.55)
Adjusted FFO(a)	$7.3	$(3.2)	$32.4	$20.2
Adjusted FFO per diluted share	$0.08	$(0.05)	$0.39	$0.37
Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) (a)	$40.6	$30.4	$164.0	$163.7

(a)	FFO, Adjusted FFO, and Adjusted EBITDA are non-GAAP financial measures and should not be considered as alternatives to any measures of operating results under GAAP. See the Notes to Financial Information regarding these non-GAAP financial measures.

(b)	The full year 2004 results include the impact of an equity compensation adjustment. The company’s subsidiary operating partnership’s partnership agreement provides for Profits-Only OP Partnership Units, or POPs. Since July 2004, the company had planned for the dissolution of the plan, pursuant to which POPs are issued. All of the remaining outstanding POPs were eliminated during the fourth quarter. A substantial portion of this adjustment, which was recorded entirely in the third quarter due to a change in accounting, had already been expected to occur in 2004. Had the current accounting been applied from the original grant dates, and taking this adjustment in isolation, our net loss, FFO, adjusted FFO, and adjusted EBITDA would each have been lower for 2004 by $4.0 million. Our net loss, FFO, and adjusted FFO would each have been lower for 2004 by $0.05 per diluted share. See the note regarding the equity compensation adjustment in the Notes to Financial Information.

Total revenues from continuing operations for the fourth quarter 2004 were materially impacted by Florida property closures following the hurricanes. Revenue produced by the nine most significantly affected hurricane properties was less than 2.5 percent of total revenue in the fourth quarter of 2004, compared to 13.4 percent of total revenue in the fourth quarter of 2003. Fourth quarter 2004 operating costs for those properties were offset by insurance recoveries, before considering depreciation. The company expects to receive business interruption proceeds beyond cost recovery for the quarter, although such recoveries will not be recognized until future periods. Therefore the company’s results reflected only depreciation expense from those properties in the fourth quarter of 2004.

Adjusted EBITDA grew 33.6 percent from $30.4 million in the fourth quarter 2003 to $40.6 million during the 2004 fourth quarter, despite having 19 fewer hotels at year end. The break-even results of the nine significantly affected hurricane properties were offset by the solid year-over-year growth at the company’s comparable hotels, the impact of the strong earnings from the Marriott Irvine and Ritz-Carlton Pentagon City acquisitions, and the contribution of the recent Radisson Lexington Avenue investment. In addition, the completion of the planned restructuring of its MIP investment enabled the company to resume full earnings recognition of the current return and receive its first payment on the accrued return since 2001. This restructuring allowed the company to recognize previously reserved returns, resulting in an incremental $4.0 million to adjusted EBITDA.

The company’s Washington, D.C. portfolio recorded strong performances, reporting an average RevPAR increase of 11.9 percent in the fourth quarter and an approximate 19 percent RevPAR increase in January 2005. “We continue to benefit from our significant presence in the Washington market,” Whetsell said.

Florida Hotels Update

Business continues to show exceptional growth in Florida, driven by strong leisure travel, favorable exchange rates, and the continued economic recovery. For example, the company’s two open Orlando hotels produced over 30 percent RevPAR gains in January 2005.

Whetsell stated that the company continues to make steady progress on the restoration work currently under way at the properties damaged by hurricanes that struck Florida in the fall, noting that eight of these properties were closed for most of the quarter and a ninth had a substantial number of rooms out of service. “We are diligently working to get these hotels up and running as quickly as possible. We are very bullish about the ability of our Florida properties to produce exceptional results, especially as hurricane-affected properties resume normal operations.”

Acquisitions and Dispositions

During the 2004 fourth quarter, MeriStar continued to make selective investments to seek solid returns with attractive growth potential, a key element of the company’s strategy to redefine its asset base. In October, the company acquired an interest in the landmark, 705-room Radisson Lexington Avenue Hotel in Midtown Manhattan. The $50 million structured investment includes a loan that will provide MeriStar with a $5.75 million cumulative annual preferred return and a 49.99 percent equity participation.

“This is an excellent property in one of the strongest markets in the country and it has already exceeded our expectations,” Whetsell said. “RevPAR in the fourth quarter grew 17.6 percent year-over-year, and we were able to report more than $800,000 of equity participation in our adjusted EBITDA.”

The Ritz-Carlton Pentagon City, which the company acquired in May, had a strong fourth quarter and full year, achieving RevPAR gains of 9.9 percent and 11.7 percent, respectively. The

Marriott Irvine, acquired in June, began a complete guestroom renovation during the fourth quarter of 2004. The renovation, which includes such key guest areas as an expanded fitness center and concierge lounge, should position the hotel for strong performance in 2005.

The company sold three hotels in the fourth quarter, bringing the total to 21 dispositions in 2004 and an aggregate of 36 since January 2003. “We have essentially completed our non-core asset disposition program and reinvested those proceeds in strategic acquisitions, capital improvements to our existing portfolio, and debt repayments,” Whetsell remarked. “Over the past two years, we have reshaped our portfolio into a stronger group of hotels with higher growth potential and have positioned it to take greater advantage of the recovery in the lodging industry, which we have been experiencing.” Excluding the nine most significantly affected hurricane properties, RevPAR for the total year-end 2004 portfolio was 16.6 percent higher than the RevPAR for the total portfolio held at December 31, 2003.

Capital Structure

Donald D. Olinger, chief financial officer, noted that the company continued to improve its balance sheet in 2004. “We were able to reduce our borrowing costs by over 40 basis points year-over-year by completing an interest rate swap on our $303 million CMBS loan and placing low fixed-rate mortgages on our two hotel acquisitions this year.” The company also repurchased approximately $100 million in senior notes and $49 million in subordinated notes in 2004.

In January 2005, the company placed a 5.84 percent fixed-rate, 10-year, $38 million mortgage on the Hilton Crystal City hotel at National Airport. “Initially, the proceeds will be used to fund capital expenditures to repair hurricane damage to other properties due to the time lag in receiving insurance payments,” stated Olinger. “Ultimately, we will use the proceeds for selective investment opportunities or to pay down higher interest rate debt. We will continue to look for opportunities to improve our leverage ratios and credit statistics in 2005.”

2005 Outlook and Guidance

The company estimates 2005 RevPAR improvement of 7.5 percent to 8.5 percent on its comparable hotels and a 100 to 150 basis point increase in hotel operating margins. For the first quarter of 2005 the company expects RevPAR increases of 4.0 percent to 5.0 percent and hotel operating margin increases of 50 to 100 basis points. Total company revenue will continue to be impacted in the first quarter and full year 2005 by the closures of the hurricane-affected properties. Additionally, adjusted EBITDA and FFO results for the 2005 first quarter will be impacted by the timing of recognition of business interruption insurance for hurricane-affected properties. “We have comprehensive property and business interruption insurance which we expect to cover most of the losses resulting from the hurricanes,” Olinger added. “While it is difficult to predict the timing or exact amounts of recognition of the insurance claims during the year, we remain confident in our estimates of full year EBITDA.”

Current expected results for the first quarter and full year 2005 include:

•	Net loss of $(14) million to $(19) million for the first quarter and $(40) million to $(46) million for the full year;

•	Net loss per diluted share of $(0.16) to $(0.22) for the first quarter and $(0.46) to $(0.52) for the full year;

•	Adjusted FFO per diluted share(c) of $0.07 to $0.12 for the first quarter and $0.57 to $0.63 for the full year;

•	Adjusted EBITDA(c) of $40 million to $45 million for the first quarter and $188 million to $194 million for the full year.

(c)	See reconciliations of net loss to FFO per diluted share and Adjusted FFO per diluted share and net loss to Adjusted EBITDA. Adjusted EBITDA, Adjusted FFO and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See the discussion regarding these non-GAAP financial measures in the Notes to Financial Information.

MeriStar will hold a conference call to discuss its fourth quarter results today, February 16, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, reference number 11023031, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, February 23, 2005.

The company has provided additional information on the fourth quarter and full year results and more detail on its portfolio in the Supplemental Earnings Release Financial Information which can be found at www.meristar.com/PDFs/4Q2004financials.pdf.

Arlington, Va.-based MeriStar Hospitality Corporation owns 73 principally upscale, full-service hotels in major markets and resort locations with 20,319 rooms in 22 states and the District of Columbia. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Ritz-Carlton, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality, visit the company’s Web site: www.meristar.com.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues, expected levels of capital expenditures, and expected proceeds from asset sales, among others. Except for historical information, matters discussed in this press release are forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include but are not limited to: economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions, including new laws and regulations; legislative/regulatory changes, including changes to laws governing the taxation of REITs; the level of proceeds from asset sales; cash flow generally, including cash available for capital expenditures; the availability of capital; our ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; weather conditions generally and natural disasters; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Hotel operations:
Rooms	$111,279	$110,563	$507,897	$488,883
Food and beverage	58,817	53,266	212,132	200,795
Other hotel operations	9,981	14,377	54,111	61,657
Office rental, parking and other revenue	966	2,427	5,032	6,276

Total revenue	181,043	180,633	779,172	757,611

Hotel operating expenses:
Rooms	29,697	30,111	129,007	123,479
Food and beverage	39,376	37,931	153,150	145,691
Other hotel operating expenses	6,545	8,725	34,480	36,429
Office rental, parking and other expenses	457	637	2,395	2,798
Other operating expenses:
General and administrative, hotel	29,805	30,320	123,530	120,002
General and administrative, corporate	4,548	3,191	14,215	11,913
Property operating costs	27,033	27,298	117,077	113,995
Depreciation and amortization	23,794	24,704	99,431	96,196
Property taxes, insurance and other	12,125	13,079	56,965	61,237
Loss on asset impairments	2,315	630	4,974	27,334

Operating expenses	175,695	176,626	735,224	739,074

Equity in income of and interest earned from unconsolidated affiliates, net of impairment charge in 2003	8,347	(24,048)	13,147	(17,631)

Operating income (loss)	13,695	(20,041)	57,095	906
Minority interest	488	1,941	2,880	17,877
Interest expense, net	(31,341)	(35,715)	(126,927)	(140,623)
(Loss) gain on early extinguishments of debt	(64)	(489)	(7,967)	4,085

Loss before income taxes and discontinued operations	(17,222)	(54,304)	(74,919)	(117,755)
Income tax benefit	243	3,582	1,024	4,090

Loss from continuing operations	(16,979)	(50,722)	(73,895)	(113,665)

Discontinued operations:
Loss from discontinued operations before income tax benefit	(758)	(11,382)	(22,587)	(275,313)
Income tax benefit	9	40	183	114

Loss from discontinued operations	(749)	(11,342)	(22,404)	(275,199)

Net loss	$(17,728)	$(62,064)	$(96,299)	$(388,864)

Basic loss per share:
Loss from continuing operations	$(0.19)	$(0.79)	$(0.91)	$(2.24)
Loss from discontinued operations	(0.01)	(0.18)	(0.27)	(5.42)

Net loss per basic share	$(0.20)	$(0.97)	$(1.18)	$(7.66)

Diluted loss per share:
Loss from continuing operations	$(0.19)	$(0.80)	$(0.92)	$(2.47)
Loss from discontinued operations	(0.01)	(0.17)	(0.27)	(5.15)

Net loss per diluted share	$(0.20)	$(0.97)	$(1.19)	$(7.62)

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (a)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Funds From Operations:
Net Loss (b)	$(17,728)	$(62,064)	$(96,299)	$(388,864)
Depreciation and amortization of real estate assets	22,841	25,002	95,575	105,902
Loss (gain) on disposal of assets	303	(416)	14,065	2,356
Minority interest to common OP unit holders	(474)	(2,083)	(2,943)	(17,177)

Funds from operations	$4,942	$(39,561)	$10,398	$(297,783)

Weighted average number of shares of common stock outstanding	89,735	66,946	83,978	53,630

Funds from operations per diluted share	$.06	$(.59)	$.12	$(5.55)

Funds From Operations, as adjusted:
Funds from operations	$4,942	$(39,561)	$10,398	$(297,783)
Loss on asset impairments	2,315	34,360	12,337	320,037
Loss (gain) on early extinguishments of debt	64	489	7,967	(4,085)
Write off of deferred financing fees	(15)	1,510	1,705	3,270
Minority interest to common OP unit holders	—	(26)	—	(1,265)

Funds from operations, as adjusted	$7,306	$(3,228)	$32,407	$20,174

Weighted average number of shares of common stock and common stock equivalents outstanding	89,735	63,893	83,978	53,917

Funds from operations per diluted share, as adjusted	$.08	$(.05)	$.39	$.37

(a)	See the notes to the financial information for discussion of non-GAAP measures.

(b)	Net loss for the year ended December 31, 2004 includes an adjustment of $4.0 million related to a change in accounting treatment for an equity compensation plan. See “Equity Compensation Adjustment” in the notes to the financial information.

RECONCILIATION OF NET LOSS TO EBITDA (a)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
EBITDA and Adjusted EBITDA:

Loss from continuing operations	$(16,979)	$(50,722)	$(73,895)	$(113,665)
Loss from discontinued operations	(749)	(11,342)	(22,404)	(275,199)

Net Loss (b)	$(17,728)	$(62,064)	$(96,299)	$(388,864)

Loss from continuing operations	$(16,979)	$(50,722)	$(73,895)	$(113,665)
Interest expense, net	31,341	35,715	126,927	140,623
Income tax benefit	(243)	(3,582)	(1,024)	(4,090)
Depreciation and amortization (c)	23,794	24,704	99,431	96,196

EBITDA from continuing operations	37,913	6,115	151,439	119,064

Loss on asset impairments	2,315	630	4,974	27,334
Impairment of investment in affiliate	—	25,000	—	25,000
Minority interest	(488)	(1,941)	(2,880)	(17,877)
Loss (gain) on early extinguishments of debt	64	489	7,967	(4,085)
Equity investment adjustments:
Equity in income of affiliates	(237)	—	(237)	—
Distributions accrued from equity investments	1,041	—	1,041	—

Adjusted EBITDA from continuing operations	$40,608	$30,293	$162,304	$149,436

Loss from discontinued operations	$(749)	$(11,342)	$(22,404)	$(275,199)
Interest expense, net	—	39	(478)	1,148
Income tax benefit	(9)	(40)	(183)	(114)
Depreciation and amortization	398	3,124	3,328	18,384

EBITDA from discontinued operations	(360)	(8,219)	(19,737)	(255,781)

Loss on asset impairments	—	8,730	7,363	267,703
Loss (gain) on disposal of assets	303	(416)	14,065	2,356

Adjusted EBITDA from discontinued operations	$(57)	$95	$1,691	$14,278

Adjusted EBITDA, total operations	$40,551	$30,388	$163,995	$163,714

(a)	See the notes to the financial information for discussion of non-GAAP measures.

(b)	Net loss for the year ended December 31, 2004 includes an adjustment of $4.0 million related to a change in accounting treatment for an equity compensation plan. See “Equity Compensation Adjustment” in the notes to the financial information.

(c)	Depreciation and amortization includes the write-off of deferred financing costs totaling $(0.02) million and $1.5 million for the quarter ended December 31, 2004 and 2003, respectively, and $1.7 million and $3.3 million for the year ended December 31, 2004 and 2003, respectively, related to our early extinguishments of debt during these periods.

FORECASTED RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS

(In millions, except per share amounts)

	Three Months Ending March 31, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net loss (a)	$(19)	$(14)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	25	25
Minority interest to common OP unit holders	—	—

Funds from operations	$6	$11

Weighted average diluted shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share (a)	$0.07	$0.12

	Year Ending December 31, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net loss (a)	$(46)	$(40)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	98	98
Minority interest to common OP unit holders	(1)	(1)

Funds from operations	$51	$57
Weighted average number of shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share (a)	$0.57	$0.63

(a)	Forecasted net loss does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries; therefore, forecasted funds from operations is equivalent to forecasted adjusted funds from operations.

FORECASTED RECONCILIATION OF NET LOSS TO EBITDA

(In millions)

	Three Months Ending March 31, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(19)	$(14)
Interest expense, net	33	33
Depreciation and amortization	26	26

EBITDA	40	45
Minority interest to common OP unit holders	—	—

Adjusted EBITDA	$40	$45

	Year Ending December 31, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(46)	$(40)
Interest expense, net	132	132
Depreciation and amortization	103	103

EBITDA	189	195
Minority interest to common OP unit holders	(1)	(1)

Adjusted EBITDA	$188	$194

(a)	Forecasted net loss does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries.

NOTES TO FINANCIAL INFORMATION

Funds From Operations

Substantially all of our non-current assets consist of real estate, and, in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains or losses from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which is the presentation we have adopted for all historical presentations of FFO. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets and provides beneficial information to investors.

Adjusted FFO represents FFO excluding the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO, which have no cash effect in the periods considered.

Consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance. Furthermore, we use Adjusted EBITDA to provide a measure of performance that can be isolated on an asset by asset basis to determine overall property performance. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions.

Comparable Hotel Operating Results and Statistics

We present certain operating statistics (i.e., RevPAR, ADR and average occupancy) and operating results (revenues, expenses and operating profit) for the periods included in this report on a comparable hotel basis as supplemental information for investors. We define our comparable hotels as properties (i) that are owned by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared, (ii)

that have not sustained substantial property damage during the reporting periods being compared, and (iii) that are not planned for disposition as of the end of the period. Of the 73 hotels that we owned as of December 31, 2004, 60 have been classified as comparable hotels. The operating results of nine hotels significantly affected by the hurricanes in Florida in August and September 2004, two hotels planned for disposition, and the two hotels acquired in 2004, that we owned as of December 31, 2004 are excluded from comparable hotel results for these periods. In addition, the operating statistics for the quarter and year ended December 31, 2004 exclude room nights that were out of service during the periods due to renovations and the impact of the Florida hurricanes at our 60 comparable hotels.

We present these comparable hotel operating results by eliminating corporate-level revenues and expenses, as well as depreciation and amortization and loss on asset impairments. We eliminate corporate-level revenues and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We eliminate loss on asset impairments because these non-cash expenses are primarily related to our non-comparable properties, and do not reflect the operating performance of our comparable assets.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent that they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating the ongoing performance of the Company, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

Equity Compensation Adjustment

Our 2004 results included a credit of $4.0 million for the reversal of compensation expense recorded in prior periods related to the termination of an equity linked compensation plan. During July 2004, our Board of Directors authorized the dissolution of the equity compensation plan, and consequently, we had expected that the majority of this income would be recognized in the third and fourth quarters of 2004 upon the dissolution. In resolving issues related to the plan, it was determined that the plan should appropriately be accounted for as a variable plan, rather than as a fixed plan, and as a result, we recognized this adjustment in the third quarter of 2004.

The $4.0 million adjustment relates to the 2000, 2001, 2002 and 2003 fiscal years. Because this adjustment is a one-time compensation expense reduction, our 2004 compensation expense and results are not fully comparable to our 2003 compensation expense and results. This adjustment is included in the “General and administrative, corporate” line in our Consolidated Statements of Operations. Had variable accounting been applied from grant date, our net loss would have been $100.3 million ($(1.19) per dilutive share) for the year ended December 31, 2004. This adjustment had no impact to fourth quarter 2004 results.